Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	November 3, 2025
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 3rd QUARTER 2025.

Columbus, Ohio – November 3, 2025 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Highlights

•
Net income for Q3 2025 was $2.3 million ($0.36 per diluted common share), which included $5.1 million of provision expense. The provision for credit losses negatively impacted earnings by $0.61 per share for Q3 2025.
•
Pre-provision, pre-tax net revenue (PPNR) for Q3 2025 was $7.8 million, which represents a 33% increase over Q3 2024.
•
Return on Average Equity (ROE) was 5.20% for Q3 2025, while Return on Average Assets (ROA) was 0.45%.
•
Book value per share increased to $26.99 as of September 30, 2025.
•
Net Interest Margin (NIM) increased 35bps when compared to Q3 2024 and increased 36bps for the nine months ended September 30, 2025, when compared to the comparable 2024 period.
•
Cost of funds declined 58bps when compared to Q3 2024.
•
Efficiency Ratio improved to 49.8% compared to 55.3% for Q3 2024.
•
Credit Quality: Nonaccrual loans declined 40% and total delinquencies declined 63% when compared to June 30, 2025.
•
CFBank’s capital position remains strong with a Tier 1 Leverage ratio of 11.19% and Total Capital ratio of 14.88%.
•
Core deposits increased $20 million when compared to June 30, 2025.
•
New Commercial Loan production totaled $155 million year to date, which has helped to offset considerable loan payoffs, mostly from successful Commercial Real Estate development projects moving to refinance at stabilization into permanent loans. Commercial pipelines continue to be very strong.

Recent Developments

•
On October 1, 2025, the Company’s Board of Directors declared a cash dividend of $0.08 per share on its Common Stock and a corresponding cash dividend of $8.00 per share on its Series D Preferred Stock. The dividend was paid on October 21, 2025 to shareholders of record as of the close of business on October 13, 2025.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented “Q3 Earnings were impacted by the full charge-off of a non-customer loan which represented a $7 million nonperforming asset. This exposure, when purchased, was investment grade rated. Based upon recent declines in potential asset realization values we have written off 100% of the loan as of September 30, 2025, which resulted in a $3.7 million increase to provision expense for Q3.

As a result, our Credit Quality Metrics have returned to more normalized historical experience levels. The Credit Quality Metrics of our Customer Loan Portfolio (Core Assets) continued to be sound at September 30, 2025.

Loan delinquencies were 0.32% of total loans with Nonperforming Assets (NPAs) of 0.57% of total loans as of September 30, 2025.

Core Earnings continue to be solid, expanding during Q3, with a quarterly run rate approximating $5.5 million, which includes the assumption of $1 million per quarter of provision expense. This adjusted run rate equates to ROE over 12% and ROA above 1.0%.

PPNR during Q3 was $7.8 million, up 33%, from the same period prior year. At this point, we are not aware of any extraordinary items to impact meaningfully upon Q4 operating results.

Capital ratios remain strong with our Tier 1 Leverage Ratio of 11.19% and Total Capital Ratio of 14.88%.

Our CFBank Commercial Loan production and pipelines remain strong. Significantly elevated loan payoffs and paydowns totaling $118 million through the first nine months of 2025, are netted against our year-to-date Commercial Loan growth of $37 million. This equates to over $150 million of new Commercial Loan production through the first nine months. With payoffs expected to appreciably decline by the beginning of 2026, we anticipate our net Commercial Loan growth to accelerate and return to our historical double digit growth rates.

Among the strengths of our Banking franchise is the demonstrated ability to consistently compete effectively with Regional Banks for quality Commercial Business relationships. Additionally, we expect expanding saleable Residential Mortgage Loan volumes to add to Fee Income. Also, we are making strides with refinancing low-rate Residential Mortgage Portfolio loans.

The experienced banking talent added to our Commercial Team during 2025, is expected to raise new business production moving forward, including targeted growth of full C&I Business Banking Relationships.

Our Bests are yet ahead!”

Robert E. Hoeweler, Chairman of the Board, underscored the solid Core Earnings performance and business growth outlook for 2026 and added “The CFBank Leadership team continues to execute the strategic plan which includes scaling the Commercial Bank and reducing lower-rate Residential Mortgage portfolio loans, along with further reductions in deposit costs (COF).”

Overview of Results

Net income for the three months ended September 30, 2025 totaled $2.3 million (or $0.36 per diluted common share) compared to net income of $5.0 million (or $0.77 per diluted common share) for the three months ended June 30, 2025 and net income of $4.2 million (or $0.65 per diluted common share) for the three months ended September 30, 2024. PPNR for the three months ended September 30, 2025 was $7.8 million compared to PPNR of $7.8 million for the three months ended June 30, 2025 and PPNR of $5.8 million for the three months ended September 30, 2024.

Net income for the nine months ended September 30, 2025 totaled $11.8 million (or $1.81 per diluted common share) compared to net income of $9.0 million (or $1.38 per diluted common share) for the nine months ended September 30, 2024. Pre-provision, pre-tax net revenue for the nine months ended September 30, 2025 was $21.8 million compared to PPNR of $16.3 million for the nine months ended September 30, 2024.

Net Interest Income and Net Interest Margin

Net interest income totaled $13.8 million for the quarter ended September 30, 2025 and decreased $211,000, or 1.5%, compared to $14.0 million for the prior quarter, and increased $2.3 million, or 20.3%, compared to $11.5 million for the third quarter of 2024.

The decrease in net interest income compared to the prior quarter was primarily due to a $221,000, or 1.4%, increase in interest expense, partially offset by a $10,000 increase in interest income. The increase in interest expense when compared to the prior quarter was attributed to a $37.0 million, or 2.4%, increase in average interest-bearing liabilities, partially offset by a 4bps decrease in the average cost of funds on interest-bearing liabilities. The increase in interest income was primarily attributed to a $19.4 million, or 1.0%, increase in average interest-earning assets outstanding, partially offset by a 5bps decrease in the average yield on interest-earning assets. The net interest margin of 2.76% for the quarter ended September 30, 2025 decreased 7bps compared to the net interest margin of 2.83% for the prior quarter. The decline in the average yield on interest-earning assets and the net interest margin was driven by a $185,000 decline in loan prepayment and late fee income during Q3 2025 when compared to Q2 2025.

The increase in net interest income compared to the third quarter of 2024 was primarily due to a $2.0 million, or 10.6%, decrease in interest expense, coupled with a $373,000, or 1.2%, increase in interest income. The decrease in interest expense was attributed to a 58bps decrease in the average cost of funds on interest-bearing liabilities, partially offset by a $30.8 million, or 2.0%, increase in average interest-bearing liabilities. The increase in interest income was primarily attributed to a $94.5 million, or 5.0%, increase in average interest-earning assets outstanding, partially offset by a 22bps decrease in the average yield on interest-earning assets. The net interest margin of 2.76% for the quarter ended September 30, 2025 increased 35bps compared to the net interest margin of 2.41% for the third quarter of 2024.

Noninterest Income

Noninterest income for the three months ended September 30, 2025 totaled $1.7 million and increased $138,000, or 8.7%, compared to $1.6 million for the prior quarter. The increase was primarily due to a $133,000 increase in income from Small Business Investment Company (SBIC) investments.

Noninterest income for the three months ended September 30, 2025 increased $112,000, or 7.0%, compared to $1.6 million for the three months ended September 30, 2024. The increase was primarily due to a $99,000 increase in gain on sales of residential mortgage loans.

The following table represents the notional amount of loans sold during the three months ended September 30, 2025, June 30, 2025, and September 30, 2024 (in thousands).

	Three Months ended
	September 30, 2025	June 30, 2025	September 30, 2024
Notional amount of loans sold	$12,486	$14,023	$12,053

Noninterest Expense

Noninterest expense for the quarter ended September 30, 2025 totaled $7.7 million and decreased $28,000, or 0.4%, compared to $7.8 million for the prior quarter.

Noninterest expense for the quarter ended September 30, 2025 increased $500,000, or 6.9%, compared to $7.2 million for the quarter ended September 30, 2024. The increase in noninterest expense was primarily due to a $261,000 increase in salaries and employee benefits and a $174,000 increase in professional fee expense. The increase in salaries and employee benefits was primarily driven by increased salary expense and accruals related to staff incentives and deferred compensation incentives in the third quarter of 2025 when compared to the third quarter of 2024. The increase in professional fee expense was predominantly due to increased recruiting expenses in the third quarter of 2025 when compared to the third quarter of 2024.

Income Tax Expense

Income tax expense was $373,000 for the quarter ended September 30, 2025 (effective tax rate of 13.8%), compared to $1.4 million for the prior quarter (effective tax rate of 21.3%) and $1.1 million for the quarter ended September 30, 2024 (effective tax rate of 20.4%). The decline in the effective tax rate for the quarter ended September 30, 2025 was driven by the impact of low-income housing and historic tax credit investments.

Loans and Loans Held For Sale

Net loans and leases totaled $1.7 billion at September 30, 2025 and decreased $26.5 million, or 1.5%, from the prior quarter and increased $6.3 million, or 0.4%, from December 31, 2024. The decrease in loans and leases balances from the prior quarter was primarily due to a $35.2 million decrease in commercial and industrial (C&I) loan balances, a $7.5 million decrease in single-family residential loan balances, and a $5.5 million decrease in construction loan balances, partially offset by an $11.0 million increase in Multi-family residential loan balances, a $7.8 million increase in commercial real estate loan balances, a $499,000 increase in home equity lines of credit balances, and a $2.3 million decrease in the allowance for credit losses on loans.

The increase in loans and leases from December 31, 2024 was primarily due to a $54.3 million increase in commercial real estate loan balances, a $17.2 million increase in Multi-family residential loan balances, and a $3.8 million increase in home equity lines of credit balances, partially offset by a $35.4 million decrease in single-family residential loan balances, a $32.2 million decrease in commercial and industrial (C&I) loan balances, and a $2.8 million decrease in construction loan balances. The decrease in single-family residential loan balances includes the sale of two portfolios of loans in the first quarter of 2025 totaling $18.1 million.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types (in thousands).

	September 30, 2025	June 30, 2025
Construction – 1-4 family*	$22,990	$29,131
Construction – Multi-family*	156,221	157,743
Construction – Non-residential*	20,861	18,785
Hotel/Motel	11,779	11,853
Industrial / Warehouse	74,307	75,408
Land/Land Development	42,202	32,942
Medical/Healthcare/Senior Housing	686	2,045
Multi-family	226,921	218,523
Office	41,509	40,150
Retail	73,118	69,815
Other	8,296	7,424

* CFBank possesses a core competency and deep expertise in Construction Lending. The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $10.0 million, or 0.57% of total loans at September 30, 2025, a decrease of $6.6 million from $16.6 million at June 30, 2025, and a decrease of $4.6 million from $14.6 million at December 31, 2024.

Loans 30 days or more past due totaled $5.6 million at September 30, 2025, compared to $15.2 million at June 30, 2025 and $12.5 million at December 31, 2024.

The allowance for credit losses on loans and leases totaled $16.8 million at September 30, 2025 compared to $19.1 million at June 30, 2025 and $17.5 million at December 31, 2024. The ratio of the allowance for credit losses on loans and leases to total loans and leases was 0.97% at September 30, 2025 compared to 1.08% at June 30, 2025 and 1.00% at December 31, 2024.

There was $5.1 million in provision for credit losses expense for the quarter ended September 30, 2025, compared to $1.4 million for the quarter ended June 30, 2025 and $558,000 for the quarter ended September 30, 2024. The increase in provision expense was driven by the full charge-off of a non-core loan, which resulted in a $3.7 million increase to provision expense for Q3. Net charge-offs for the quarter ended September 30, 2025 totaled $7.1 million, compared to net charge-offs of $51,000 for the prior quarter and net charge-offs of $3.3 million for the quarter ended September 30, 2024. The increase in charge-offs was driven by the previously mentioned full charge-off of a non-core loan in Q3, which totaled $7.0 million.

Deposits

Deposits totaled $1.78 billion at September 30, 2025, a decrease of $31.2 million, or 1.7%, when compared to $1.81 billion at June 30, 2025, and an increase of $22.8 million, or 1.3%, when compared to $1.76 million at December 31, 2024. The decrease when compared to June 30, 2025 was primarily due to a $18.7 million decrease in noninterest-bearing account balances, coupled with a $12.5 million decrease in interest-bearing accounts balances. The increase when compared to December 31, 2024 was primarily due to an $18.9 million increase in interest-bearing account balances, coupled with a $4.0 million increase in noninterest-bearing accounts balances.

At September 30, 2025, approximately 29.7% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 29.1% at June 30, 2025 and approximately 29.8% at December 31, 2024.

Borrowings

FHLB advances and other debt totaled $101.0 million at September 30, 2025, compared to $100.9 million at June 30, 2025 and $92.7 million at December 31, 2024. The increase when compared to December 31, 2024 was primarily due to a $10.0 million increase in the outstanding balance on the holding company credit facility.

Capital

Stockholders’ equity totaled $179.3 million at September 30, 2025, an increase of $2.3 million, or 1.3%, when compared to $177.0 million at June 30, 2025, and an increase of $10.9 million, or 6.4%, from $168.4 million at December 31, 2024. The increase in total stockholders’ equity during the three months ended September 30, 2025 was primarily attributed to net income, partially offset by $519,000 in dividend payments. The increase in stockholders’ equity during the nine months ended September 30, 2025 was primarily attributed to net income, partially offset by $1.4 million in dividend payments.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR). Management uses this "non-GAAP" financial measure in its analysis of the Company’s performance and believes that this non-GAAP financial measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Five (5) Major Metro Markets: Columbus, Cleveland, Cincinnati, and Akron Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR in excess of 20%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products. CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of the Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2024.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this press release speak only as of the date hereof. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income

($ in thousands, except share data)

(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2025	2024	% change	2025	2024	% change
Total interest income	$30,369	$29,996	1%	$89,928	$88,397	2%
Total interest expense	16,579	18,536	-11%	49,228	54,286	-9%
Net interest income	13,790	11,460	20%	40,700	34,111	19%

Provision for credit losses
Provision for credit losses-loans	4,818	786	513%	6,540	5,298	23%
Provision for credit losses-unfunded commitments	251	(228)	-210%	538	58	828%
	5,069	558	808%	7,078	5,356	32%
Net interest income after provision for credit losses	8,721	10,902	-20%	33,622	28,755	17%

Noninterest income
Service charges on deposit accounts	696	655	6%	2,084	1,837	13%
Net gain on sales of residential mortgage loans	209	110	90%	529	287	84%
Net gain (loss) on sales of commercial loans	—	—	n/m	(18)	167	n/m
Net loss on sale of equity security	—	—	n/m	(103)	—	n/m
Swap fee income	228	252	-10%	424	252	68%
Other	585	589	-1%	1,588	1,186	34%
Noninterest income	1,718	1,606	7%	4,504	3,729	21%

Noninterest expense
Salaries and employee benefits	3,800	3,539	7%	11,937	10,617	12%
Occupancy and equipment	444	472	-6%	1,295	1,377	-6%
Data processing	709	623	14%	2,066	1,887	9%
Franchise and other taxes	303	326	-7%	910	968	-6%
Professional fees	828	654	27%	2,514	1,907	32%
Director fees	187	153	22%	544	421	29%
Postage, printing, and supplies	23	29	-21%	118	115	3%
Advertising and marketing	130	47	177%	258	99	161%
Telephone	43	51	-16%	141	154	-8%
Loan expenses	201	233	-14%	722	939	-23%
Foreclosed assets, net	10	—	n/m	14	—	n/m
Depreciation	116	119	-3%	352	371	-5%
FDIC premiums	506	529	-4%	1,586	1,628	-3%
Regulatory assessment	33	63	-48%	162	194	-16%
Other insurance	49	45	9%	145	152	-5%
Other	344	343	0%	670	676	-1%
Noninterest expense	7,726	7,226	7%	23,434	21,505	9%

Income before income taxes	2,713	5,282	-49%	14,692	10,979	34%
Income tax expense	373	1,077	-65%	2,887	2,009	44%
Net income	2,340	4,205	-44%	11,805	8,970	32%
Earnings allocated to participating securities (Series D preferred stock)	(72)	(140)	n/m	(364)	(251)	n/m
Net Income attributable to common stockholders	$2,268	$4,065	-44%	$11,441	$8,719	31%

Share Data
Basic earnings per common share	$0.36	$0.65		$1.82	$1.39
Diluted earnings per common share	$0.36	$0.65		$1.81	$1.38

Average common shares outstanding - basic	6,292,698	6,253,716		6,292,950	6,279,928
Average common shares outstanding - diluted	6,346,243	6,293,908		6,325,600	6,302,459

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2025	2025	2025	2024	2024
Assets
Cash and cash equivalents	$272,361	$275,684	$240,986	$235,272	$233,520
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	9,199	8,996	8,793	8,683	8,690
Equity securities	—	—	—	5,000	5,000
Loans held for sale	2,484	1,613	3,505	2,623	5,240
Loans and leases	1,745,125	1,773,930	1,767,942	1,739,493	1,733,855
Less allowance for credit losses on loans and leases	(16,841)	(19,122)	(17,803)	(17,474)	(16,780)
Loans and leases, net	1,728,284	1,754,808	1,750,139	1,722,019	1,717,075
FHLB and FRB stock	8,343	8,031	8,022	8,918	8,908
Foreclosed assets, net	—	524	524	—	—
Premises and equipment, net	3,616	3,469	3,472	3,536	3,480
Operating lease right of use assets	5,848	5,760	5,925	6,087	6,259
Bank owned life insurance	27,810	27,573	27,341	27,116	26,899
Accrued interest receivable and other assets	52,972	46,979	45,874	46,169	51,323
Total assets	$2,111,017	$2,133,537	$2,094,681	$2,065,523	$2,066,494

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$277,629	$296,348	$291,800	$273,668	$257,715
Interest bearing	1,500,977	1,513,500	1,491,889	1,482,127	1,487,861
Total deposits	1,778,606	1,809,848	1,783,689	1,755,795	1,745,576
FHLB advances and other debt	100,956	100,947	92,689	92,680	108,672
Advances by borrowers for taxes and insurance	1,479	374	1,346	2,238	1,214
Operating lease liabilities	6,033	5,932	6,083	6,229	6,387
Accrued interest payable and other liabilities	29,623	24,394	23,183	25,144	25,652
Subordinated debentures	15,029	15,019	15,009	15,000	14,990
Total liabilities	1,931,726	1,956,514	1,921,999	1,897,086	1,902,491

Stockholders' equity	179,291	177,023	172,682	168,437	164,003
Total liabilities and stockholders' equity	$2,111,017	$2,133,537	$2,094,681	$2,065,523	$2,066,494

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$8,999	$55	2.00%	$8,830	$40	1.45%	$13,333	$144	3.56%
Loans and leases and loans held for sale (3)	1,734,706	27,407	6.32%	1,760,308	27,907	6.34%	1,702,563	27,189	6.39%
Other earning assets	245,301	2,753	4.49%	200,614	2,259	4.50%	177,710	2,496	5.62%
FHLB and FRB stock	8,214	154	7.50%	8,028	153	7.62%	9,115	167	7.33%
Total interest-earning assets	1,997,220	30,369	6.08%	1,977,780	30,359	6.13%	1,902,721	29,996	6.30%
Noninterest-earning assets	103,828			97,153			97,700
Total assets	$2,101,048			$2,074,933			$2,000,421

Interest-bearing liabilities:
Deposits	$1,493,145	$15,205	4.07%	$1,464,909	$15,186	4.15%	$1,454,433	$17,382	4.78%
FHLB advances and other borrowings	115,978	1,374	4.74%	107,248	1,172	4.37%	123,872	1,154	3.73%
Total interest-bearing liabilities	1,609,123	16,579	4.12%	1,572,157	16,358	4.16%	1,578,305	18,536	4.70%

Noninterest-bearing liabilities	312,058			327,187			260,077
Total liabilities	1,921,181			1,899,344			1,838,382

Equity	179,867			175,589			162,039
Total liabilities and equity	$2,101,048			$2,074,933			$2,000,421

Net interest-earning assets	$388,097			$405,623			$324,416
Net interest income/interest rate spread		$13,790	1.96%		$14,001	1.97%		$11,460	1.60%
Net interest margin			2.76%			2.83%			2.41%
Average interest-earning assets
to average interest-bearing liabilities	124.12%			125.80%			120.55%

(1)
Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)
Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)
Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights

	At or for the three months ended					Nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	September 30,
(unaudited)	2025	2025	2025	2024	2024	2025	2024
Earnings and Dividends
Net interest income	$13,790	$14,001	$12,909	$12,533	$11,460	$40,700	$34,111
Provision for credit losses	$5,069	$1,427	$582	$1,381	$558	$7,078	$5,356
Noninterest income	$1,718	$1,580	$1,206	$1,446	$1,606	$4,504	$3,729
Noninterest expense	$7,726	$7,754	$7,954	$7,433	$7,226	$23,434	$21,505
Net income	$2,340	$5,035	$4,430	$4,417	$4,205	$11,805	$8,970
Basic earnings per common share	$0.36	$0.77	$0.68	$0.68	$0.65	$1.82	$1.39
Diluted earnings per common share	$0.36	$0.77	$0.68	$0.68	$0.65	$1.81	$1.38
Dividends declared per share	$0.08	$0.07	$0.07	$0.07	$0.06	$0.22	$0.18

Performance Ratios (annualized)
Return on average assets	0.45%	0.97%	0.86%	0.86%	0.84%	0.76%	0.60%
Return on average equity	5.20%	11.47%	10.37%	10.61%	10.38%	8.97%	7.48%
Average yield on interest-earning assets	6.08%	6.13%	5.97%	6.16%	6.30%	6.06%	6.18%
Average rate paid on interest-bearing liabilities	4.12%	4.16%	4.14%	4.40%	4.70%	4.14%	4.59%
Average interest rate spread	1.96%	1.97%	1.83%	1.76%	1.60%	1.92%	1.59%
Net interest margin, fully taxable equivalent	2.76%	2.83%	2.64%	2.57%	2.41%	2.74%	2.38%
Efficiency ratio (3)	49.82%	49.77%	55.94%	53.17%	55.30%	51.84%	56.83%
Noninterest expense to average assets	1.47%	1.49%	1.55%	1.45%	1.44%	1.50%	1.43%

Capital
Tier 1 capital leverage ratio (1)	11.19%	11.20%	10.55%	10.33%	10.36%	11.19%	10.36%
Total risk-based capital ratio (1)	14.88%	14.69%	13.76%	13.60%	13.43%	14.88%	13.43%
Tier 1 risk-based capital ratio (1)	13.74%	13.45%	12.59%	12.45%	12.35%	13.74%	12.35%
Common equity tier 1 capital to risk weighted assets (1)	13.74%	13.45%	12.59%	12.45%	12.35%	13.74%	12.35%
Equity to total assets at end of period	8.49%	8.30%	8.24%	8.15%	7.94%	8.49%	7.94%
Book value per common share	$26.99	$26.63	$25.86	$25.51	$24.83	$26.99	$24.83
Tangible book value per common share (2)	$26.99	$26.63	$25.86	$25.51	$24.83	$26.99	$24.83
Period-end market value per common share	$23.95	$23.97	$22.04	$25.54	$21.65	$23.95	$21.65
Period-end common shares outstanding	6,443,775	6,447,692	6,476,759	6,402,085	6,388,110	6,443,775	6,388,110
Average basic common shares outstanding	6,292,698	6,300,427	6,285,649	6,258,616	6,253,716	6,292,950	6,279,928
Average diluted common shares outstanding	6,346,243	6,344,833	6,285,649	6,328,710	6,293,908	6,325,600	6,302,459
Asset Quality
Nonperforming loans	$10,034	$16,632	$14,563	$14,719	$14,597	$10,034	$14,597
Nonperforming loans to total loans	0.57%	0.94%	0.82%	0.87%	0.84%	0.57%	0.84%
Nonperforming assets to total assets	0.48%	0.80%	0.72%	0.71%	0.71%	0.48%	0.71%
Allowance for credit losses on loans and leases to total loans and leases	0.97%	1.08%	1.01%	1.00%	0.97%	0.97%	0.97%
Allowance for credit losses on loans and leases to nonperforming loans and leases	167.84%	114.97%	122.25%	118.72%	114.96%	167.84%	114.96%
Net charge-offs (recoveries)	$7,099	$51	$23	$95	$3,291	$7,173	$5,383
Annualized net charge-offs (recoveries) to average loans	1.62%	0.01%	0.01%	0.02%	0.77%	0.54%	0.42%

Average Balances
Loans	$1,750,950	$1,775,865	$1,763,827	$1,737,656	$1,717,886	$1,763,500	$1,710,713
Assets	$2,101,048	$2,074,933	$2,053,045	$2,046,032	$2,000,421	$2,076,518	$2,000,666
Stockholders' equity	$179,867	$175,589	$170,853	$166,511	$162,039	$175,469	$159,875

(1)
Regulatory capital ratios of CFBank
(2)
There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.
(3)
The efficiency ratio equals noninterest expense (excluding amortization of intangibles and foreclosed asset writedowns) divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).

NON-GAAP FINANCIAL MEASURE

The following non-GAAP financial measure used by the Company provides information useful to investors in understanding the Company's operating performance and trends and facilitates comparisons with the performance of peers. The following table summarizes the non-GAAP financial measure derived from amounts reported in the Company’s consolidated financial statements:

Pre-provision, pre-tax net revenue ("PPNR")

	Three Months Ended			Nine months ended
	September 30,	Jun 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net income	$2,340	$5,035	$4,205	$11,805	$8,970
Add: Provision for credit losses	5,069	1,427	558	7,078	5,356
Add: Income tax expense	373	1,365	1,077	2,887	2,009
Pre-provision, pre-tax net revenue	$7,782	$7,827	$5,840	$21,770	$16,335